Messineo & Co., CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 10 of our audit report dated August 21, 2013 relative to the financial statements of Go Public II, Inc. as of July 31, 2013 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period July 22, 2013 (date of inception) through July 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Clearwater, Florida

August 21, 2013